Exhibit 99.1

Press Release                               Source: Pangea Petroleum Corporation


Pangea Petroleum Acquires Working Interests in Oil and Gas Leases


HOUSTON--(BUSINESS WIRE) - January 11, 2006--Pangea Petroleum Corp. (OTCBB:PAPO), announced today it has entered into an acquisition agreement under which Pangea will acquire a 1.5% working interest in oil and gas leases located in Fort Bend County, Texas and a 2.5% working interest in oil and gas leases in Steuben County, New York. The acquisition agreement also includes provisions to facilitate Pangea's acquisition of additional drilling and production interests over the next two years. Pursuant to this provision, Pangea has acquired a 2.25% working interest in a project in White County, Illinois. Complete details on the acquisition agreement are provided in Pangea's Form 8-K filed today with the Securities and Exchange Commission.

The Fort Bend County interest is a 421 acre project currently producing approximately 6500 barrels of oil per month from 15 wells in the Miocene and Frio sands. Current plans call for the drilling of 4 additional wells in the next six months.

The New York interest covers approximately 50,000 acres in Steuben County, New York. The project is currently shooting 22 square miles of 3-D seismic. Thus far there are two well defined drilling prospects in the Trenton Black River, and two leads identified in the Oriskany and Onandaga Reef sands. Additional seismic work is planned for 2006 and it is anticipated that drilling on the first well will commence in the 2nd quarter.

The White County, Illinois project encompasses approximately 880 acres. The primary target is the Warsaw Sand at 4200', with several secondary objectives present up to 3200'. The first well is anticipated to be drilled the 1st quarter of 2006, and will be drilled beyond the Warsaw, to approximately 8500', to test a geologic feature in the Trenton Black River, which appears to be similar to the seismic features found in the successful producing areas in New York and Michigan.

All three prospects are considered low risk in the primary target, and have excellent upside potential relative to the project costs, which fits well with Pangea's philosophy of asset and cash flow building with lower risk projects. Funding for the current project work is provided by Pangea's available working capital.

"This is a good example of our strategy of developing prospects in conjunction with industry partners and investors. This method of operation allows Pangea to broaden its domestic exposure and acquire a position in three projects that have completed most or all of the initial investigative work," said Mark Weller, President of Pangea.

Pangea Petroleum Corporation (www.pangeapetroleum.com) is a Texas-based independent diversified crude oil and natural gas exploration and production company. Pangea's primary focus is to explore for, produce and sell oil and natural gas by establishing production reserves through exploration and acquisitions. Pangea's niche or specialty is the small or moderate operations that do not fit the strategy of the larger oil and gas producers, but are none the less contributors to the US energy supply.

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Special Note: Management believes certain statements in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management's views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the company prior to its current fiscal year end, as well as from developments beyond the company's control, including changes in global economic conditions that may, among other things, affect the company's performance anticipated acquisitions or future business. In addition, changes in domestic competitive and economic conditions may also affect performance of all significant company businesses


CONTACT:

Pangea Petroleum Corporation
Charles B. Pollock, 713-706-6350